Exhibit 99.1

FORM 11-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2015

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      To

Commission file number 1-10254

TOTAL SYSTEM SERVICES, INC. 2012 EMPLOYEE STOCK PURCHASE PLAN

TOTAL SYSTEM SERVICES, INC.

ONE TSYS WAY

COLUMBUS, GEORGIA 31901

(706) 649-2310

TOTAL SYSTEM SERVICES, INC.

2012 EMPLOYEE STOCK PURCHASE PLAN

Financial Statements

December 31, 2015, 2014, and 2013

(With Report of Independent Registered Public Accounting Firm Thereon)

Report of Independent Registered Public Accounting Firm

The Plan Administrator

Total System Services, Inc.

2012 Employee Stock Purchase Plan:

We have audited the accompanying statements of financial condition of the Total System Services, Inc. 2012 Employee Stock Purchase Plan (the Plan) as of December 31, 2015 and 2014, and the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2015. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan as of December 31, 2015 and 2014, and the results of its operations and changes in its plan equity for each of the years in the three-year period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Atlanta, Georgia

April 13, 2016

TOTAL SYSTEM SERVICES, INC.

2012 EMPLOYEE STOCK PURCHASE PLAN

Statements of Financial Condition

December 31, 2015 and 2014

	2015	2014
Assets
Common stock of Total System Services, Inc. at fair market value– 0 shares in 2015, and 1,885,717 shares (cost $41,458,984) in 2014	—	64,038,961

Dividends receivable	—	187,198
Contributions receivable	—	419,253

Total assets	—	64,645,412

Plan Equity
Plan Equity–
2,961 active participants and 2,659 actively contributing participants at December 31, 2015
3,488 active participants and 2,425 actively contributing participants at December 31, 2014

Plan Equity	—	64,645,412

See accompanying notes to financial statements.

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TOTAL SYSTEM SERVICES, INC.

2012 EMPLOYEE STOCK PURCHASE PLAN

Statements of Operations and Changes in Plan Equity

Years ended December 31, 2015, 2014 and 2013

	2015	2014	2013
Dividend income	$359,040	753,760	783,650
Realized gain on distributions to participants (note 6)	44,412,905	3,843,756	3,369,243
Unrealized (depreciation) appreciation in common stock of Total System Services, Inc. (note 5)	(22,579,977)	(2,500,423)	20,040,603
Contributions:
Participants	9,210,057	8,607,533	7,936,752
Participating employers:
Total System Services, Inc.	975,951	909,892	883,774
Columbus Depot Equipment Company	95	85	79
Columbus Productions, Inc.	5,063	5,231	5,068
TSYS Canada, Inc.	19,702	17,123	17,289
TSYS Acquiring Solutions	121,190	117,049	111,557
TSYS Merchant Solutions, LLC	42,821	42,917	49,537
Termnet	—	250	6,626
TSYS International	123,291	123,383	124,811
ProPay	14,881	14,415	15,996
NetSpend	55,293	51,498	14,981
Skylight Financial	11,367	9,293	2,462
TSYS Advisors	8,870	—	—
Central Payment	2,985	—	—

Total employer contributions	1,381,509	1,291,136	1,232,180

Total additions	32,783,534	11,995,762	33,362,428
Withdrawals by participants – common stock of Total System Services, Inc. at fair market value (2,156,632 shares in 2015, 366,542 shares in 2014, and 463,451 shares in 2013.)	(97,428,946)	(11,576,390)	(12,395,788)

Increase (decrease) in Plan equity for the year	(64,645,412)	419,372	20,966,640
Plan equity at beginning of year	64,645,412	64,226,040	43,259,400

Plan equity at end of year	$—	64,645,412	64,226,040

See accompanying notes to financial statements.

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TOTAL SYSTEM SERVICES, INC.

2012 EMPLOYEE STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2015, 2014 and 2013

(1)	Description of the Plan

On January 31, 2012, the board of directors of Total System Services, Inc. (TSYS) adopted the Total System Services, Inc. 2012 Employee Stock Purchase Plan (the Plan). The Plan was approved by the TSYS shareholders on May 1, 2012, and became effective as of July 1, 2012. On July 1, 2012, the plan assets of the predecessor plan, the Total System Services, Inc. Employee Stock Purchase Plan, were rolled over into the Plan. The Plan is designed to enable participating Total System Services, Inc. (TSYS) and participating subsidiaries’ employees to purchase shares of common stock of TSYS at prevailing market prices from contributions made by them and by TSYS and its subsidiaries (the Participating Employers).

TSYS serves as the Plan Administrator. As of September 1, 2015, the Plan agent is Fidelity Stock Plan Services, LLC, hereafter referred to as “Agent.” Prior to September 1, 2015, the Plan agent was ComputerShare Shareowner Services, LLC.

All employees based in the United States who work 20 hours per week or more are eligible to participate in the Plan on the first payroll date after completing three months of continuous employment. Employees of TSYS or TSYS affiliates who are employed in a country other than the United States are not eligible to participate in the Plan unless the Plan is registered or qualified in the employee’s country of residence.

Participants contribute to the Plan through payroll deductions as a percentage of compensation. The maximum allowable contribution ranges from 3% to 7% of compensation based on years of service. The maximum amount of compensation that may be taken into account under the Plan on an annual basis is $250,000. The minimum allowable contribution is 1% of compensation. Matching contributions to the Plan are to be made by the Participating Employers in an amount equal to 0-50% of each participant’s contribution, with the percentage of the matching contribution to be set by the TSYS Board of Directors. As of December 31, 2015 and 2014, the Participating Employers’ match was 15%. Participants are immediately vested in their contributions and Participating Employers’ matching contributions.

The Plan provides, among other things, that all expenses of the Plan and its administration shall be paid by TSYS with the exception of brokers’ fees, commissions, and transaction costs, which are included in the cost of each participant’s investment in common stock of TSYS.

The Plan Agent purchases TSYS common stock on behalf of each participant with the participant contributions and company contributions. From Plan inception through August 31, 2015, TSYS common stock purchased through the Plan was held in the Plan for each participant. Effective September 1, 2015, as a result of a change in Agent, shares of TSYS common stock purchased on behalf of Plan participants are immediately distributed to each participant’s personal brokerage account; dividends are no longer paid to participants through the Plan but are paid within their brokerage account. Participants may choose dividends paid, or reinvested to purchase additional shares. Accordingly, subsequent to September 1, 2015, there is a zero balance for Pan equity.

Within their personal brokerage account, the Plan provides that all shares must be held for a minimum period of six months, during which the shares cannot be sold, transferred, assigned, pledged, or otherwise disposed of. Subsequent to the six months holding period, the Plan provides that each participant may withdraw at any time all or some of his or her account balance. The participant may elect to receive the proceeds in the form of shares of common stock of TSYS or in lump-sum cash distributions.

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TOTAL SYSTEM SERVICES, INC.

2012 EMPLOYEE STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2015, 2014 and 2013

The Plan provides that upon termination of participation in the Plan, each former participant will receive, at his or her discretion, (i) the full number of shares of TSYS common stock held on his or her behalf by the Agent, together with a check for any fractional share interest, or (ii) a lump-sum cash distribution for the proceeds of the sale of all shares held on his or her behalf by the Agent.

Participation in the Plan shall automatically terminate upon termination of a participant’s employment whether by death, retirement, or otherwise.

TSYS expects to maintain the Plan indefinitely, but reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant’s right to the benefit of contributions made by him or her, or his or her Participating Employer prior to the date of such amendment or termination.

TSYS reserves the right to suspend Participating Employer contributions to the Plan if its board of directors feels that TSYS’ financial condition warrants such action.

(2)	Summary of Significant Accounting Policies

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

The Plan’s investment in common stock of TSYS is stated at fair value, which is based on the closing price at year-end obtained by using market quotations on the principal public exchange market for which such securities are traded. The December 31, 2015 and 2014 fair value was $49.80 and $33.96 per share, respectively.

The Plan’s investment in the common stock of TSYS is exposed to market and credit risks. Due to the level of risk associated with investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the Plan’s financial statements.

The realized gain or loss on distributions to participants is determined by computing the difference between the average cost per share and the fair value per share at the date of the distribution to the participants, less transaction costs.

With the conversion to Fidelity as the Plan Agent, the plan no longer holds assets. Prior to the conversion contributions to the Plan by TSYS and participating employees are accounted for on the accrual basis. Withdrawals are accounted for upon distribution. At December 31, 2014, Plan investments include 4,619 shares held by 28 terminated employees, who had not yet requested distribution in accordance with the terms of the Plan.

Purchases and sales of TSYS common stock are reflected on a trade-date basis. Dividend income is accrued on the record date.

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TOTAL SYSTEM SERVICES, INC.

2012 EMPLOYEE STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2015, 2014 and 2013

(3)	Fair Value Measurements

The Plan determines the fair value of its assets consistent with the provisions of the accounting standard for fair value measurements and disclosures. The accounting standard provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels of the fair value hierarchy under the accounting standard are described below:

Level 1 – inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Plan has the ability to access.

Level 2 – inputs use other inputs that are observable, either directly or indirectly. These inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 – inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset or liability.

In instances where inputs used to measure fair value fall into different levels of the fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Plan’s investment in TSYS common stock is considered a Level 1 input under the fair value hierarchy.

Management of the Plan also believes that the carrying amount of the receivables is a reasonable approximation of fair value due to their short-term nature.

(4)	Tax Status of the Plan

The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as compensation income their pro rata share of contributions made to the Plan by their Participating Employer. Cash dividends paid on common stock of TSYS purchased under the Plan will be taxable to the participants on a pro rata basis for Federal and state income tax purposes during the year any such dividend is received by the participant or the Plan. Upon disposition of the common stock of TSYS purchased under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.

(5)	Unrealized (Depreciation) Appreciation in Common Stock of TSYS

Changes in unrealized (depreciation) appreciation in common stock of TSYS are as follows:

	2015	2014	2013
Unrealized appreciation at beginning of period	$22,579,977	25,080,400	5,039,797
Unrealized appreciation at end of period	—	22,579,977	25,080,400

Total unrealized (depreciation) appreciation	$(22,579,977)	(2,500,423)	20,040,603

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TOTAL SYSTEM SERVICES, INC.

2012 EMPLOYEE STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2015, 2014 and 2013

(6)	Realized Gain on Withdrawals/Distributions to Participants

The gain realized on withdrawal/distributions to participants is summarized as follows:

	2015	2014	2013
Fair market value at dates of distribution or redemption of shares of common stock of TSYS	$97,428,946	11,576,390	12,395,788
Less cost (computed on an average cost basis) of shares of common stock of TSYS distributed or redeemed	53,016,041	7,732,634	9,026,545

Total realized gain	$44,412,905	3,843,756	3,369,243

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